                                                                     EXHIBIT 4.3




                              SCHULLER CORPORATION
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                           DEFERRED COMPENSATION PLAN
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
                              SCHULLER CORPORATION
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                           DEFERRED COMPENSATION PLAN
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
                                                                                                      Page
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
1.       Purposes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1

2.       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1

3.       Administration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2

4.       Participation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3

5.       Deferrals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3

6.       Deferral Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4

7.       Deferral of Certain Stock-Denominated Awards . . . . . . . . . . . . . . . . . . . . . . .      5

8.       Settlement of Deferral Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6

9.       Provisions Relating to Section 16 of the Exchange Act
         and Section 162(m) of the Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7

10.      Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7

11.      Sources of Stock:  Limitation on Amount of
         Stock-Denominated Deferrals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7

12.      Amendment/Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7

13.      General Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8

14.      Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9

                              SCHULLER CORPORATION

                           DEFERRED COMPENSATION PLAN




         1. PURPOSES. The purposes of this Deferred Compensation Plan (the "Plan") are to provide certain highly compensated employees of Schuller Corporation (the "Company") and its subsidiaries with the opportunity to elect to defer receipt of specified portions of compensation and to have such deferred amounts treated as if invested in specified investment vehicles.

         2. DEFINITIONS. In addition to the terms defined in Section 1 above, the following terms used in the Plan shall have the meanings set forth below:

                 (a) "Administrator" shall mean the Administrative Committee set forth in Section 3(b) to whom the Committee has delegated the authority to take action under the Plan, except as may be otherwise required under Section 9.

                 (b) "Beneficiary" shall mean any person (which may include trusts and is not limited to one person) who has been designated by the Participant in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under the Plan in the event of the Participant's death. If no Beneficiary has been designated who survives the Participant's death, then Beneficiary means any person(s) entitled by will or, in the absence thereof, the laws of descent and distribution to receive such benefits.

                 (c) "Cause" shall mean (i) the Participant's willful and continued failure substantially to perform his or her duties (other than as a result of total or partial incapacity due to physical or mental illness or by reason of Participant's prior voluntary termination of employment), (ii) the Participant's dishonesty in the performance of his or her duties, or (iii) the Participant's conviction of a felony under the laws of the United States or any state thereof.

                 (d) "Change in Control" shall have the meaning given to such term in the Schuller Corporation 1996 Executive Incentive Compensation Plan.

                 (e) "Code" shall mean the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions or regulations.

                 (f) "Committee" shall mean the Compensation Committee of the Board of Directors of the Company or any other directors of the Company designated as the Committee. Except as may be otherwise required under Section 9 or by applicable law, any function of the Committee may be delegated to the Administrator.

                 (g) "Deferral Account" shall mean the account or subaccount established and maintained by the Company for specified deferrals by a Participant, as described in Sections 6 and 7. Deferral Accounts will be maintained solely as bookkeeping entries by the Company to evidence unfunded obligations of the Company.

                 (h) "Disability" shall mean a Participant's termination of employment by the Company or any subsidiary due to physical or mental incapacity and, therefore, inability for a period of six (6) consecutive months to perform the Participant's duties.

                 (i) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule thereunder shall include any successor provisions or rules.

                 (j) "Participant" shall mean any employee of the Company or any subsidiary who is designated by the Committee as an eligible Participant in the Plan and who participates or makes an election to participate in the Plan.

                 (k) "Retirement" shall mean a Participant's termination of employment under circumstances in which the Participant is entitled to receive an immediately payable benefit, including an early retirement benefit, under the Company's retirement plan generally applicable to its salaried employees or under any retirement arrangement established with respect to the Participant with his or her consent, in either case, whether or not the Participant commences to receive such benefit at the time of such termination.

                 (l) "Sale of Participant's Business Unit" shall mean a sale of the business unit, division or group within which a Participant is employed, other than to another entity which is directly or indirectly controlled by the Company, as a result of which the Participant is no longer employed by an entity which is directly or indirectly controlled by the Company.

                 (m) "Stock" shall mean Schuller Corporation Common Stock, $0.01 par value, or any other equity securities of the Company designated by the Committee.

                 (n) "Trust" shall mean any trust or trusts established by the Company as part of the Plan; provided, however, that the assets of such trusts shall remain subject to the claims of the general creditors of the Company.

                 (o)      "Trustee" shall mean the trustee of a Trust.

                 (p) "Trust Agreement" shall mean the agreement entered into between the Company and the Trustee to carry out the purposes of the Plan, as amended or restated from time to time.

                 (q) "Valuation Date" shall mean the close of business on the last business day of each calendar quarter; provided, however, that in the case of termination of employment for reasons other than Retirement, death, or Disability, the Valuation Date shall mean the close of business on the last business day of the month in which employment terminates, and in the case of a Change in Control of the Company, the Valuation Date shall be the date of such Change in Control.

         3.      ADMINISTRATION.

                 (a) Authority. Both the Committee and the Administrator (subject to the ability of the Committee to restrict the Administrator) shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose, including the power and authority to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations, agreements, forms, and notices relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Any actions of the Committee or the Administrator with respect to the Plan shall be conclusive and binding upon all persons interested in the Plan, except that any action of the Administrator will not be binding on the Committee. The Committee and Administrator may each appoint agents and delegate thereto powers and duties under the Plan, except as otherwise limited by the Plan.

                 (b) Administrator. The Administrative Committee shall consist of such number of members as shall be determined by the Committee, each of whom shall be appointed by, shall remain in office at the will of, and may be removed, with or without cause, by the Committee. Any member of the Administrative Committee may resign at any time. No member of the Administrative Committee shall be entitled to act on or decide any matter relating solely to himself or herself or any of his or her rights or benefits under the Plan. The members of the Administrative Committee shall not receive any special compensation for serving in their capacities as members of the Administrative Committee but shall be reimbursed for any reasonable expenses incurred in connection therewith. No bond or other security need be required of the Administrative Committee or any member thereof in any jurisdiction.

                 (c) Limitation of Liability. Each member of the Committee and the Administrator shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary, the Company's independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. To the maximum extent permitted by law, no member of the Committee or the Administrator, nor any person to whom ministerial duties have been delegated, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan.

         4. PARTICIPATION. The Administrator will notify each person of his or her participation or eligibility to participate in the Plan not later than 15 days (or such lesser period as may be practicable in the circumstances) prior to any deadline for filing an election form.

         5. DEFERRALS. To the extent authorized by the Committee, a Participant may elect to defer compensation or awards which may be in the form of cash, Stock, Stock-denominated awards or other property to be received from the Company or a subsidiary, including salary, annual incentive award, long term award, shares issuable on stock option exercise and compensation payable under other plans and programs (such as the Schuller International Group, Inc. 1994 Long Term Cash Incentive Compensation Plan), employment agreements or other arrangements, or otherwise, as may be provided under the terms of such plans, programs and arrangements or as designated by the Committee; provided, however, that a Participant who is an employee of the Company or a subsidiary may defer, with respect to a given year, receipt of only that portion of the Participant's salary, annual incentive award, long term award, shares issuable on stock option exercise and compensation payable under other plans and programs, employment agreements or other arrangements that exceeds the FICA maximum taxable wage base plus the amount necessary to satisfy Medicare and all other payroll taxes (other than Federal, state or local income tax withholding) imposed on the wages of such Participant from the Company and its subsidiaries. In addition to such limitation, and any terms and conditions of deferral set forth under plans, programs or arrangements from which receipt of compensation or awards is deferred, the Committee may impose limitations on the amounts permitted to be deferred and other terms and conditions on deferrals under the Plan. Any such limitations, and other terms and conditions of deferral, shall be set forth in the rules relating to the Plan or election forms, other forms, or instructions published by the Committee and/or the Administrator.

                 (a) Elections. Once an election form, properly completed, is received by the Company, the elections of the Participant shall be irrevocable; provided, however, that the Committee and/or the Administrator may, in its discretion, permit a Participant to elect a further deferral of amounts credited to a Deferral Account by filing a later election form; provided, further, that, unless otherwise approved by the Committee, any election to further defer amounts credited to a Deferral Account must be made at least one (1) year prior to the date such amounts would otherwise be payable.

                 (b) Date of Election. An election to defer compensation or awards hereunder must be received by the Administrator prior to the date specified by the Administrator. Under no circumstances may a Participant defer compensation or awards to which the Participant has attained, at the time of deferral, a legally enforceable right to current receipt of such compensation or awards.

         6. DEFERRAL ACCOUNTS. The following provisions will apply to Deferral Accounts other than those established under Section 7:

                 (a) Establishment; Crediting of Amounts Deferred. One or more Deferral Accounts will be established for each Participant, as determined by the Administrator. The amount of compensation or awards deferred with respect to each Deferral Account will be credited to such Account as of the date on which such amounts would have been paid to the Participant but for the Participant's election to defer receipt hereunder. The amounts of hypothetical income and appreciation and depreciation in value of such account will be credited and debited to such Account from time to time. Unless otherwise determined by the Administrator, cash amounts credited to a Deferral Account shall be deemed invested in a hypothetical investment as of the date of deferral.

                 (b) Hypothetical Investment Vehicles. Subject to the provisions of Sections 6(c) and 9, amounts credited to a Deferral Account shall be deemed to be invested, at the Participant's direction, in one or more investment vehicles as may be specified from time to time by the Administrator. The Administrator may change or discontinue any hypothetical investment vehicle available under the Plan in its discretion; provided, however, that, subject to the authority of the Administrator to disregard the directions of any Participant, each affected Participant is given the opportunity, without limiting or otherwise impairing any other right of such Participant regarding changes in investment directions, to redirect the allocation of his or her Deferral Account deemed invested in the discontinued investment vehicle among the other hypothetical investment vehicles, including any replacement vehicle.

                 (c) Allocation and Reallocation of Hypothetical Investments. A Participant may allocate amounts credited to his or her Deferral Account to one or more of the hypothetical investment vehicles authorized under the Plan. Subject to the rules established by the Administrator, a Participant may reallocate amounts credited to his or her Deferral Account as of the Valuation Date following the Participant's election to one or more of such hypothetical investment vehicles, by filing with the Administrator a notice, in such form as may be specified by the Administrator, not later than the 15th of the month preceding such Valuation Date. The

Committee or Administrator may, in its discretion, restrict allocation into or reallocation by specified Participants into or out of specified investment vehicles or specify minimum amounts that may be allocated or reallocated by Participants.

                 (d) Trusts. The Committee may, in its discretion, establish one or more Trusts (including sub-accounts under such Trusts), and deposit therein amounts of cash, Stock, or other property not exceeding the amount of the Company's obligations with respect to a Participant's Deferral Account established under this Section 6. In such case, the amounts of hypothetical income and appreciation and depreciation in value of such Deferral Account shall be equal to the actual income on, and appreciation and depreciation of, the assets in such Trusts. Other provisions of this Section 6 notwithstanding, the timing of allocations and reallocations of assets in such a Deferral Account, and the investment vehicles available with respect to such Deferral Account, may be varied to reflect the timing of actual investments of the assets of such Trust and the actual investments available to such Trust.

         7.      DEFERRAL OF CERTAIN STOCK-DENOMINATED AWARDS.

                 (a) Establishment. Subject to any terms and conditions imposed by the Committee, Participants may elect to defer, under the Plan, awards denominated in Stock specified in Section 7(d) or otherwise specified by the Committee or Administrator. In connection with such deferral of a Stock-denominated award, a Deferral Account shall be established for such Participant and a Trust (including sub-accounts under such Trust) may also be established, on terms determined by the Committee, into which the Company may deposit a number of whole shares of Stock equal to the number of shares subject to such deferred award. With respect to any fractional shares of Stock or Stock-denominated awards, the Administrator, in its sole discretion, shall pay such fractional shares to the Participant in cash or credit the Deferral Account with cash in lieu of depositing fractional shares into the Deferral Account. In such case, the amounts of hypothetical income and appreciation and depreciation in value of such Deferral Account shall be equal to the actual income on, and appreciation and depreciation of, the assets in the Trust.

                 (b) Investment of Trust Assets. The Trustee of each Trust, which shall be a party not under the control of the Company, shall be authorized, upon written instructions received from the Administrator or investment manager appointed by the Administrator, to invest and reinvest the assets of the Trust in accordance with the applicable Trust Agreement, including the disposition of such Stock and reinvestment of the proceeds in one or more investment vehicles designated by the Administrator; provided that, except as may be permitted under Section 7(c), no such disposition shall be made until the date that the shares of Stock subject to the deferred award are no longer subject to a risk of forfeiture by the Participant.

                 (c) Cashless Exercise. If and to the extent permitted by the Committee, and subject to such terms and conditions as may be established by the Committee from time to time, a Participant may submit a request to the Administrator to surrender Stock allocated to his or her Deferral Account to pay the purchase price of any stock options of the Company granted to the Participant under another plan, program or arrangement.

                 (d) LTCIP Cycle I. To the extent Participants elect, in accordance with election forms approved by the Committee and/or Administrator,
(i) to defer receipt of amounts otherwise payable pursuant to the award for the 1994 to 1996 Performance Period under the Schuller International Group, Inc. 1994 Long Term Cash Incentive Compensation Plan and (ii) to have such amounts credited to the Participant's Deferral Account hereunder in the form of

Stock (the "LTCIP Cycle I Stock Deferral"), the Company shall credit the Participant's Deferral Account with an additional number of shares of Stock (the "LTCIP Cycle I Premium") equal to 15% of the number of shares constituting the LTCIP Cycle I Stock Deferral. The number of shares of Stock constituting the LTCIP Cycle I Premium (together with any appreciation and dividends thereon) shall become vested and nonforfeitable only if (i) the related shares constituting the LTCIP Cycle I Stock Deferral remain credited to the Participant's Deferral Account in the form of Stock for at least two years and
(ii) the Participant's employment with the Company is not terminated for any reason other than death, Disability, Retirement, the Sale of Participant's Business Unit, or by the Company without Cause prior to the expiration of such two-year period. Shares of Stock constituting the LTCIP Cycle I Premium shall be forfeited in the event the preceding conditions are not satisfied. Notwithstanding the foregoing, in the event of a Change in Control, shares of Stock constituting the LTCIP Cycle I Premium that have not previously been forfeited shall automatically become 100% vested and nonforfeitable and distributed in accordance with the Plan. Shares credited to a Participant's Deferral Account in connection with the LTCIP Cycle I Stock Deferral and LTCIP Cycle I Premium shall be deemed to be awards under the Schuller Corporation 1996 Executive Incentive Compensation Plan if the Participant is an executive officer at the time of crediting, or the Schuller Corporation 1996 Stock Award Plan, as determined by the Committee.

         8.      SETTLEMENT OF DEFERRAL ACCOUNTS.

                 (a) Form of Payment. The Company shall settle a Participant's Deferral Account, and discharge all of its obligations to pay deferred compensation under the Plan with respect to such Deferral Account, by payment of cash or, in the discretion of the Committee, by delivery of other assets (including Stock) having a fair market value equal to the amount credited to the Deferral Account.

                 (b) Forfeited Shares. To the extent that Stock (i) is deposited in a Trust pursuant to Section 7 in connection with a deferral of Stock or a Stock-denominated award under another plan, program, employment agreement or other arrangement and (ii) is forfeited pursuant to the terms of such plan, program, agreement or arrangement, the Participant shall not be entitled to the value of such Stock and other property related thereto (including without limitation, dividends and distributions thereon). Any Stock or Stock-denominated awards and other property forfeited shall be returned to the Company.

                 (c) Timing of Payments. Payments in settlement of a Deferral Account shall be made as soon as practicable after the date or dates (including upon the occurrence of specified events), and in such number of installments, as may be directed by the Participant in his or her election relating to such Deferral Account, or earlier in the following circumstances:

                 (i) In the event of termination of employment for reasons other than Retirement or Disability, a single lump sum payment in settlement of any Deferral Account (including a Deferral Account with respect to which one or more installment payments have previously been made) shall be made as promptly as practicable following the next Valuation Date, unless otherwise determined by the Administrator; or

                 (ii) In the event of a Change in Control, payments in settlement of any Deferral Account (including a Deferral Account with respect to which one or more installment payments have previously been made) shall be made within fifteen (15) business days following such Change in Control.

                 (d) Financial Emergency and Other Payments. Other provisions of the Plan (except Section 9) notwithstanding, if, upon the written application of a Participant, the Committee determines that the Participant has a financial emergency of such a substantial nature and beyond the individual's control that payment of amounts previously deferred under the Plan is warranted, the Committee may direct the payment to the Participant of all or a portion of the balance of a Deferral Account and the time and manner of such payment.

   9. PROVISIONS RELATING TO SECTION 16 OF THE EXCHANGE ACT AND SECTION 162(M) OF THE CODE.

                 (a) Compliance with Section 16. With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act, the Committee and Administrator shall implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction by such a Participant is exempt from liability under Rule 16b-3, except that such a Participant may be permitted to engage in a non-exempt transaction under the Plan if written notice is given to the Participant regarding the non-exempt nature of such transaction.

                 (b) Compliance with Code Section 162(m). It is the intent of the Company that any compensation (including any award) deferred under the Plan by a person who is, with respect to the year of payout, deemed by the Committee to be a "covered employee" within the meaning of Code Section 162(m) and regulations thereunder, which compensation constitutes "qualified performance-based compensation" within the meaning of Code Section 162(m) and regulations thereunder, shall not, as a result of deferral hereunder, become compensation with respect to which the Company in fact would not be entitled to a tax deduction under Code Section 162(m). Accordingly, unless otherwise determined by the Committee, if any compensation would become so disqualified under Section 162(m) as a result of deferral hereunder, the terms of such deferral shall be automatically modified to the extent necessary to ensure that the compensation would not, at the time of payout, be so disqualified.

         10. STATEMENTS. The Administrator will furnish statements to each Participant reflecting the amount credited to a Participant's Deferral Accounts and transactions therein not less frequently than once each calendar year.

         11. SOURCES OF STOCK: LIMITATION ON AMOUNT OF STOCK-DENOMINATED DEFERRALS. If Stock is deposited under the Plan in a Trust pursuant to Section 7 in connection with a deferral of a Stock-denominated award under another plan, program, employment agreement or other arrangement that provides for the issuance of shares, the shares so deposited shall be deemed to have originated, and shall be counted against the number of shares reserved, under such other plan, program or arrangement. Stock actually delivered in settlement of Deferral Accounts shall be originally issued shares or treasury shares, in the discretion of the Committee.

         12. AMENDMENT/TERMINATION. The Committee may, with prospective or retroactive effect, amend, alter, suspend, discontinue, or terminate the Plan at any time without the consent of Participants, stockholders, or any other person; provided, however, that, without the consent of a Participant, no such action shall materially and adversely affect the rights of such Participant with respect to any rights to payment of amounts credited to such Participant's Deferral Account. Notwithstanding the foregoing, the Committee may, in its sole discretion, terminate the Plan (in whole or in part) and distribute to Participants (in whole or in part) the amounts credited to their Deferral Accounts.

         13.  GENERAL PROVISIONS.

         (a) Limits on Transfer of Awards. Other than by will or the laws of descent and distribution, no right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant or his or her Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities or engagements, or torts of any Participant or his or her Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

         (b) Receipt and Release. Payments (in any form) to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims for the compensation or awards deferred and relating to the Deferral Account to which the payments relate against the Company or any subsidiary thereof, the Committee, or the Administrator, and the Administrator may require such Participant or Beneficiary, as a condition to such payments, to execute a receipt and release to such effect. In the case of any payment under the Plan of less than all amounts then credited to an account in the form of Stock, the amounts paid shall be deemed to relate to the Stock credited to the account at the earliest time.

         (c) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an "unfunded" plan for deferred compensation and Participants shall rely solely on the unsecured promise of the Company for payment hereunder. With respect to any payment not yet made to a Participant under the Plan, nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor of the Company; provided, however, that the Committee may authorize the creation of Trusts, including but not limited to the Trusts referred to in Sections 6 and 7 hereof, or make other arrangements to meet the Company's obligations under the Plan, which Trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

         (d) Compliance. A Participant in the Plan shall have no right to receive payment (in any form) with respect to his or her Deferral Account until legal and contractual obligations of the Company relating to establishment of the Plan and the making of such payments shall have been complied with in full. In addition, the Company shall impose such restrictions on Stock delivered to a Participant hereunder and any other interest constituting a security as it may deem advisable in order to comply with the Securities Act of 1933, as amended, the requirements of the New York Stock Exchange or any other stock exchange or automated quotation system upon which the Stock is then listed or quoted, any state securities laws applicable to such a transfer, any provision of the Company's Certificate of Incorporation or Bylaws, or any other law, regulation, or binding contract to which the Company is a party.

         (e) Other Participant Rights. No Participant shall have any of the rights or privileges of a stockholder of the Company under the Plan, including as a result of the crediting of Stock equivalents or other amounts to a Deferral Account, or the creation of any Trust and deposit of such Stock therein, except at such time as Stock may be actually delivered in settlement of a Deferral Account. No provision of the Plan or transaction hereunder shall confer upon any

Participant any right to be employed by the Company or a subsidiary thereof, or to interfere in any way with the right of the Company or a subsidiary to increase or decrease the amount of any compensation payable to such Participant. Subject to the limitations set forth in Section 13(a) hereof, the Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

         (f) Tax Withholding. The Company and any subsidiary shall have the right to deduct from amounts otherwise payable in settlement of a Deferral Account any sums that federal, state, local or foreign tax law requires to be withheld with respect to such payment. Shares may be withheld to satisfy such obligations in any case where taxation would be imposed upon the delivery of shares, except that shares issued or delivered under any plan, program, employment agreement or other arrangement may be withheld only in accordance with the terms of such plan, program, employment agreement or other arrangement and any applicable rules, regulations, or resolutions thereunder.

         (g) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

         (h) Limitation. A Participant and his or her Beneficiary shall assume all risk in connection with any decrease in value of the Deferral Account and neither the Company, the Committee nor the Administrator shall be liable or responsible therefor.

         (i) Construction. The captions and numbers preceding the sections of the Plan are included solely as a matter of convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

         (j) Severability. In the event that any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

         (k) Status. The establishment and maintenance of, or allocations and credits to, the Deferral Account of any Participant shall not vest in any Participant any right, title or interest in and to any Plan assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan and in accordance with the terms of the Trust.

         14.  EFFECTIVE DATE.  The Plan shall be effective as of June 7, 1996.





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